SCHEDULE 14A
                      INFORMATION REQUIRED IN PROXY STATEMENT

                             SCHEDULE 14A INFORMATION

       Proxy Statement Pursuant to Section 14(a) of the Securities Exchange
                          Act of 1934 (Amendment No.   )

      Filed by the Registrant                      _X_
      Filed by a party other than the Registrant   ___

      Check the appropriate box:

      ___  Preliminary Proxy Statement
      ___ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      _X_  Definitive Proxy Statement
      ___  Definitive Additional Materials
      ___  Soliciting Material Pursuant to Section 240.14a-11(c) or
           Section 240.14a-12

                                    NEWELL CO.
                 ------------------------------------------------
                 (Name of Registrant as Specified in Its Charter)

                 ------------------------------------------------
                    (Name of Person(s) Filing Proxy Statement,
                             if other than Registrant)

      Payment of Filing Fee (Check the appropriate box):

      _X__  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1),
           14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
      ___ $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
      ___  Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.
           (1) Title of each class of securities to which transaction applies:___________________________________________________
           (2)  Aggregate number of securities to which transactionapplies:
                ___________________________________________________________
           (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how
                it was determined):   _______________________________________
           (4)  Proposed maximum aggregate value of transaction:   __________
           (5)  Total fee paid:   ___________________________________________

      ___  Fee paid previously with preliminary materials.
      ___  Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form orSchedule and the date of its filing.
           (1)  Amount Previously Paid:  ___________________________________
           (2)  Form, Schedule or Registration Statement:   _________________
           (3)  Filing Party:   _____________________________________________
           (4)  Date Filed:   _______________________________________________

                                [LOGO]

               NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                        To Be Held May 8, 1996


To the Stockholders of NEWELL CO.:

     The Annual Meeting of Stockholders of NEWELL CO. will be held on Wednesday, May 8, 1996 at 10:00 A.M., Central Daylight Savings Time, at the Miller Room, Miller Pavilion, Milwaukee, Wisconsin, for the following purposes:

     1. To elect three directors of the Company to serve for a term of three years;

     2. To consider and vote upon the ratification of the appointment of Arthur Andersen L.L.P. as the Company's independent accountants for the year 1996; and

     3. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

     Stockholders of record at the close of business on March 11, 1996 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

     Newell Co.'s Annual Report for the year 1995 is enclosed for your convenience.

     Please sign and date the enclosed proxy card and return it promptly in the accompanying envelope (no postage required if mailed in the United States) to ensure that your shares will be represented at the Annual Meeting. If you attend the Annual Meeting, you may vote your shares in person even if you have previously submitted a proxy.

                                 By Order of the Board of Directors,

                                             [SIGNATURE]


                                          RICHARD H. WOLFF
                                              Secretary


March 15, 1996

                              NEWELL CO.
                             Newell Center
                       29 East Stephenson Street
                       Freeport, Illinois 61032

                       ------------------------

                 PROXY STATEMENT FOR ANNUAL MEETING OF
                STOCKHOLDERS TO BE HELD ON MAY 8, 1996

     This proxy statement and the accompanying proxy card are being furnished in connection with the solicitation of proxies by the Board of Directors of NEWELL CO., a Delaware corporation (the "Company"), from holders of the Company's outstanding shares of Common Stock, par value $1.00 per share (the "Common Stock"), for the Annual Meeting of Stockholders to be held on Wednesday, May 8, 1996 for the purposes set forth in the accompanying notice (the "Annual Meeting"). The Company will bear the costs of soliciting proxies from its stockholders. In addition to soliciting proxies by mail, directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies by telephone, by telegram or in person. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. The Company has engaged Morrow & Co. to assist in the solicitation of proxies in connection with the Annual Meeting and has agreed to pay such firm $8,000, plus out-of-pocket costs and expenses. This proxy statement is first being mailed to stockholders of the Company on or about March 15, 1996.


                         VOTING AT THE MEETING

     At the close of business on March 11, 1996, the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"), there were outstanding and entitled to vote approximately 158,681,447 shares of Common Stock. All of the outstanding shares of Common Stock are entitled to vote on all matters which properly come before the Annual Meeting, and each stockholder will be entitled to one vote for each share of Common Stock held.

     Each proxy that is properly signed and received prior to the Annual Meeting will, unless revoked, be voted in accordance with the instructions on such proxy. If no instruction is indicated, the shares will be voted FOR the election of the three nominees for director listed in this proxy statement and FOR ratification of the appointment of Arthur Andersen L.L.P. A stockholder who has given a proxy may revoke such proxy at any time before it is voted at the Annual Meeting by delivering a written notice of revocation or a duly executed proxy bearing a later date to the Secretary of the Company or by attending the meeting and voting in person.

     A quorum of stockholders is necessary to take action at the Annual Meeting. A majority of the outstanding shares of Common Stock of the Company, represented in person or by proxy, will constitute a quorum. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the Annual Meeting. The inspectors of election will determine whether or not a quorum is present at the Annual Meeting. Under certain circumstances, a broker or other nominee may have discretionary authority to vote certain shares of Common Stock if instructions have not been received from the beneficial owner or other person entitled to vote. The inspectors of election will treat directions to withhold authority, abstentions and broker non-votes (which occur when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal, because such broker or other nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner) as present and entitled to vote for purposes of determining the presence of a quorum for the transaction of business at the Annual Meeting. Directions to withhold authority will have no effect on the election of directors, because directors are elected by a plurality of votes cast. Broker non-votes are not counted in the vote totals and will have no effect on any proposal scheduled for consideration at the Annual Meeting, because they are not considered votes cast. For purposes of determining stockholder approval, abstentions will be treated as shares of Common Stock voted against ratification of the appointment of Arthur Andersen L.L.P. as independent accountants for the year 1996.

     The three nominees for director who receive the greatest number of votes cast in person or by proxy at the Annual Meeting shall be elected directors of the Company. The vote required for ratification of the appointment of Arthur Andersen L.L.P. as independent accountants for the year 1996 is the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting.

                  PROPOSAL 1 - ELECTION OF DIRECTORS

     The Company's Board of Directors is currently composed of eleven directors who are divided into three classes. One class is elected each year for a three-year term. At the Annual Meeting, Alton F. Doody, Daniel C. Ferguson and Henry B. Pearsall will be nominated to serve in Class III until the Annual Meeting of Stockholders to be held in 1999 and until their successors have been duly elected and qualified. Proxies will be voted, unless otherwise indicated, for the election of the three nominees for director. Proxies will be voted in a discretionary manner should any nominee be unable to serve. All of the nominees are currently serving as directors of the Company.

     The dates shown for service as a director of the Company include service as a director of the predecessor of the Company prior to July 1987. The nominees, and certain information about them and the directors serving in Class I and Class II whose terms expires in future years, are set forth below. Please note that Daniel C. Ferguson and Thomas A. Ferguson, Jr. are not related.

                                                         Director
                   Name and Background                    Since
                   -------------------                   --------

Nominees for Class III Directors for Term Expiring in 1999

   Alton F. Doody, age 61, has been President and Chief
   Executive Officer of The Alton F. Doody Co. (a
   marketing consulting company) since 1984 . . . . . .    1976

   Daniel C. Ferguson, age 68, has been Chairman of the
   Board of the Company since May 1992.  Mr. Ferguson
   was Chief Executive Officer of the Company from 1966
   through May 1992 . . . . . . . . . . . . . . . . . .    1965

   Henry B. Pearsall, age 61, was Chairman of the Board
   of Sanford Corporation (an office supplies
   manufacturer acquired by the Company in February
   1992) from January 1988 through his retirement in
   November 1994, and was Chief Executive Officer from
   January 1988 through February 1992.  He is a Director
   of Ariel Capital Management, Inc. (an investment
   management company)  . . . . . . . . . . . . . . . .    1992


Class I Directors Continuing in Office - Term Expires in 1997

   Gary H. Driggs, age 61, has been Chairman of
   Camelback Investment and Management Co. (an
   investment management firm) and Camelback Hotel
   Corporation (a hotel management firm) since August
   1989.  Dr. Driggs has also been Chairman of Covid,
   Inc. (an electronic product manufacturing company)
   since July 1993.  He was President and Chief
   Executive Officer of Western Savings and Loan
   Association ("WS&L") (a saving and loan association)
   from 1973 through 1988 and was a Director from 1981
   through 1989 <1> . . . . . . . . . . . . . . . . . .    1982

   Robert L. Katz, age 70, has been President of Robert
   L. Katz & Associates (consultants in corporate
   strategy) for more than five years.  For sixteen
   years Dr. Katz taught Business Policy and
   Organizational Behavior at the Stanford, Harvard and
   Dartmouth Graduate Schools of Business.  He is also a
   Director of Inmac Corp. (a computer supplies
   manufacturer and distribution company) and HON
   Industries Inc. (an office furniture manufacturing
   company) . . . . . . . . . . . . . . . . . . . . . .    1975

                                                         Director
                   Name and Background                    Since
                   -------------------                   --------

   John J. McDonough, age 59, has been President and
   Chief Executive Officer of McDonough Capital Company
   LLC (an investment management company) since April
   1995.  Prior thereto, he was Vice Chairman and a
   Director of Dentsply International Inc. (a
   manufacturer of dental and medical x-ray equipment
   and other dental instruments) from 1983 through
   October 1995, and was Chief Executive Officer from
   April 1983 through February 1995.  Mr. McDonough was
   Senior Vice President-Finance of the Company from
   March 1981 through June 1983.  He is also a Director
   of Bank-One Chicago (a bank holding company),
   AMRESCO, Inc. (an asset management, commercial
   mortgage banking and investment income company), CGW
   Southeast Fund (an investment company), INMET
   Systems, Inc. (an image processing company) and
   Softnet Systems, Inc. (an electronic information and
   document management systems company)   . . . . . . .    1992

   William P. Sovey, age 62, has been Vice Chairman and
   Chief Executive Officer of the Company since May
   1992.  Mr. Sovey was President and Chief Operating
   Officer of the Company from January 1986 through May
   1992.  He was President and Chief Operating Officer
   of AMF Inc. (an industrial and consumer leisure
   products concern) from March 1982 through July 1985,
   and Executive Vice President from August 1979 through
   March 1982.  He is also a Director of Acme Metals
   Incorporated (a fully integrated producer of steel
   and steel products) and TECO Energy Incorporated (an
   energy production and distribution company)  . . . .    1986

Class II Directors Continuing in Office - Term Expiring in 1998

   Thomas A. Ferguson, Jr., age 48, has been President
   and Chief Operating Officer of the Company since May
   1992.  Prior thereto, Mr. Ferguson was President-
   Operating Companies of the Company from January 1989
   through May 1992.  He was Vice President-Controller
   of the Company from February 1988 through December
   1988. He is also a Director of Northwest Illinois
   Bancorp Incorporated (a bank holding company)  . . .
                                                           1992
   Allan P. Newell, age 50, has been a private investor
   for more than five years . . . . . . . . . . . . . .    1982

   Elizabeth Cuthbert Millett, age 39, has been the
   owner and operator of Plum Creek Ranch, located in
   Newcastle, Wyoming (a commercial cattle production
   company) for more than five years  . . . . . . . . .    1995

                                                         Director
                   Name and Background                    Since
                   -------------------                   --------

   Cynthia A. Montgomery, age 43, has been a Professor
   of Business Administration at the Harvard University
   Graduate School of Business since 1989.  Professor
   Montgomery was a Professor at the Kellogg School of
   Management at Northwestern University from 1985 to
   1989.  She is also a Director of UNUM Corporation (an
   insurance company) and 24 mutual funds managed by
   Merrill Lynch & Co. or one of its subsidiaries
   (investment companies) . . . . . . . . . . . . . . .    1995

_____________

<1>  Dr. Driggs resigned as President and Chief Executive Officer of
     WS&L in December 1988 and as a Director in March 1989. Later in 1989, WS&L was declared insolvent and taken over by the Federal Deposit Insurance Corporation. The federal government filed a civil suit in 1992 and issued an indictment in 1994 against him, alleging conspiracy, fraud and other acts relating to the insolvency. In 1995, all civil actions were settled for an aggregate amount of up to $1.5 million, and he agreed not to affiliate with an insured depositary institution without prior approval. Subsequently, he pled guilty to two felony counts relating to approving false federal financial filings. In October 1995, he was fined $10,000 and sentenced to probation and community service. Dr. Driggs cooperated in the investigation of this matter.


Information Regarding Board of Directors and Committees

     The Company's Board of Directors held four meetings during 1995. The Board of Directors has an Audit Committee and an Executive
Compensation Committee, and the Board as a whole operates as a committee to nominate directors.

     The Audit Committee, whose current members are Drs. Driggs and Katz and Messrs. McDonough and Newell, met two times in 1995. The committee's duties are to (1) review with management and the independent accountants the Company's accounting policies and practices and the adequacy of internal controls; (2) review the scope and results of the annual examination performed by the independent accountants; and (3) make recommendations to the Board of Directors regarding the appointment of the independent accountants and approval of the services performed by the independent accountants, and fees related thereto.

     The Executive Compensation Committee (the "Compensation Committee"), whose current members are Messrs. D. Ferguson and McDonough and Dr. Katz, met four times in 1995. This committee is responsible for establishing the Company's executive officer compensation policies and for administration of such policies. See "Executive Compensation-Executive Compensation Committee Report on Executive Compensation."

     The Board of Directors, acting as a nominating committee, will consider candidates for director recommended by stockholders. A stockholder who wishes to submit a candidate for consideration at the Annual Meeting of Stockholders to be held in 1997 must notify the Secretary of the Company in writing no later than February 7, 1997. The stockholder's written notice must include information about each proposed nominee, including name, age, business address, principal occupation, shares beneficially owned and other information required in proxy solicitations. The nomination notice must also include the nominating stockholder's name and address and the number of shares of the Common Stock beneficially owned by the stockholder. The stockholder must also furnish a statement from the candidate indicating that the candidate wishes and is able to serve as a director. These procedures, and a statement that the stockholder intends to make the nomination, are prerequisites under the Company's Restated Certificate of Incorporation to a stockholder nominating a candidate at the meeting.


Compensation of Directors

     During 1995, directors of the Company who are not also employees were paid a retainer ($20,000 per annum) plus a $1,000 fee for each Board meeting attended and a $1,000 fee for each committee meeting attended. Under the terms of the Newell Co. 1993 Stock Option Plan (the "1993 Option Plan"), each director of the Company is automatically granted options to purchase 5,000 shares of Common Stock every five years. All options are granted at the market value of the Common Stock on the date of the grant and become exercisable in annual cumulative installments of 20%, commencing one year from the date of grant, with full vesting occurring on the fifth anniversary date of the date of grant.

     The Company has a consulting agreement with Dr. Katz which provides that the Company will pay Dr. Katz $5,000 per month for corporate strategy consulting services plus travel expenses and other reasonable out-of-pocket costs incurred on the Company's behalf. Unless canceled prior to 90 days before its expiration, the consulting agreement is automatically renewed each year. Dr. Katz received a consulting fee of $60,000 in 1995.

                        EXECUTIVE COMPENSATION

Summary

     The following table summarizes all compensation for services to the Company and its subsidiaries for the fiscal years ended December 31, 1995, 1994 and 1993 earned by or awarded or paid to the persons who were the chief executive officer and the five other most highly compensated executive officers of the Company (the "Named Officers") during 1995.


                                               SUMMARY COMPENSATION TABLE
                                                                                      Long-Term
                                                  Annual Compensation               Compensation
                                      ------------------------------------------     -----------
                                                                                       Awards
                                                                                     -----------
                                                                  Other Annual       Securities       All Other
 Name and Principal                                               Compensation       Underlying     Compensation
 Position                     Year    Salary ($)    Bonus($)        ($) <1>          Options (#)      ($) <2>
 -----------------------      ----    ---------     --------    ----------------     -----------     -----------
 William P. Sovey,            1995     $ 650,000    $526,500          $  8,818               0        $ 4,620
 Vice Chairman and            1994       600,000     496,800            12,011               0          4,620
 Chief Executive Officer      1993       550,000     415,800            14,660               0          2,750

 Thomas A. Ferguson, Jr.,     1995       490,000     396,900            10,878           7,500          4,620
 President and Chief          1994       440,000     364,320            11,745          11,000          4,620
 Operating Officer            1993       383,333     289,800            15,477               0          4,497

 Donald L. Krause,            1995       310,000     251,100            10,022           1,000          4,620
 Senior Vice President -      1994       295,000     244,260            11,293           3,000          4,620
 Corporate Controller         1993       280,000     211,680            12,788               0          2,688

 William T. Alldredge,        1995       300,000     243,000             8,445           1,000          4,620
 Vice President - Finance     1994       285,000     235,980            12,350           7,000          4,620
                              1993       270,000     204,120            15,381          13,500          2,688

 William J. Denton,           1995       285,000     278,303            12,367           7,500          4,620
 Group President              1994       248,000     236,939            12,117           7,000          4,620
                              1993       231,999     167,782            14,373               0          4,497

 Richard C. Dell,             1995       285,000     110,837             9,533           7,000          4,620
 Group President              1994       245,000     143,227            11,335           2,000          4,620
                              1993       225,000     157,883            13,056           4,500          4,497

------------
<1>  The amounts shown for 1995 include costs to the Company for expenses associated with use of Company cars as follows: Mr. Sovey, $6,718; Mr. T. Ferguson, $9,298; Mr. Krause, $8,562; Mr.
     Alldredge, $6,865; Mr. Denton, $10,507;and Mr. Dell, $7,413.

<2>  The compensation reported represents Company matching
     contributions to the Newell Co. Long-Term Savings and Investment Plan (the "Newell 401(k) Plan").

Option Grants in 1995

     The following table sets forth certain information as to options to purchase Common Stock granted to the Named Officers under the 1993 Option Plan during the fiscal year ended December 31, 1995, and the potential realizable value of each grant of options, assuming that the market price of the underlying Common Stock appreciates in value during the ten-year option term at annualized rates of 5% and 10%.

                   OPTION GRANTS IN LAST FISCAL YEAR

                                                                                              Potential Realizable
                                     Individual Grants                                          Value at Assumed
   -------------------------------------------------------------------------------------      Annual Rates of Stock
                                 Number of        Percent of                                 Price Appreciation for
                                 Securities      Total Options     Exercise                      Option Term <3>
                                 Underlying        Granted to      or Base                    ---------------------
                              Options Granted     Employees in      Price      Expiration
 Name                             (#) <1>        a Fiscal Year    ($/Sh) <2>      Date          5% ($)      10% ($)
 -----------------------      ---------------     ------------    ---------     ---------     ----------    -------
 William P. Sovey                            0              0 %           $0            --            $0          $0

 Thomas A. Ferguson, Jr.                 3,000             1.16        23.25        2-7-05        43,943     110,903
                                         4,500             1.74        23.75       5-10-05        67,331     169,931

 Donald L. Krause                        1,000              .39        23.75       5-10-05        14,963      37,763

 William T. Alldredge                    1,000              .39        23.75       5-10-05        14,963      37,763

 William J. Denton                       7,500             2.89        23.75       5-10-05       112,219     283,219

 Richard C. Dell                         3,500             1.35        23.25        2-7-05        51,266     129,386
                                         3,500             1.35        23.75       5-10-05        52,369     132,169

-------------

<1>  All options granted in 1995 become exercisable in annual cumulative installments of 20%, commencing one year from date of grant, with full vesting occurring on the fifth anniversary date of the date of grant. Vesting may be accelerated as a result of certain changes in control of the Company.

<2>  All options were granted at market value (the closing price of the Common Stock on the New York Stock Exchange as reported in the Midwest Edition of The Wall Street Journal) on the date of grant.

<3>  Potential realizable value is reported net of the option exercise price but before taxes associated with exercise. These amounts assume annual compounding results in total appreciation of 63% (5% per year) and 159% (10% per year). Actual gains, if any, on stock option exercises and Common Stock are dependent on the future performance of the Common Stock and overall market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

Option Exercises in 1995

     The table below sets forth certain information for fiscal year 1995 concerning the exercise of options to purchase shares of Common Stock granted under the Newell Co. 1984 Amended and Restated Stock Option Plan (the "1984 Option Plan") by each of the Named Officers and the value of unexercised options granted under the 1984 Option Plan and the 1993 Option Plan held by each of the Named Officers as of December 31, 1995.

           AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                       Number of Securities Underlying   Value of Unexercised In-the-
                                                        Unexercised Options at Fiscal       Money Options at Fiscal
                                                                 Year-End (#)                  Year-End ($) <2>
                                Shares       Value      -----------------------------     --------------------------
                             Acquired on    Realized
           Name              Exercise (#)   ($) <1>     Exercisable     Unexercisable     Exercisable   Unexercisable
  ----------------------     -----------    -------     ------------    -------------     ----------    -------------
 William P. Sovey                 0         $  0           82,000           28,000        $ 788,125       $238,750
 Thomas A. Ferguson, Jr.          0            0           26,200           28,300          193,450        130,675
 Donald L. Krause                 0            0           18,400           13,600          116,350         75,338
 William T. Alldredge             0            0           12,200           22,800          105,725        179,963
 William J. Denton              3,200        27,400        13,200           17,900           82,975         59,900
 Richard C. Dell                  0            0           13,600           18,000          100,775         75,888

-------------

<1>  Represents the difference between the average of the high and low prices of the Common Stock on the New York Stock Exchange as reported in the Midwest Edition of The Wall Street Journal on the date of exercise and the option exercise price.

<2>  Represents the difference between $25.50 (the average of the high and low prices of the Common Stock on the New York Stock Exchange as reported in the Midwest Edition of The Wall Street Journal on December 31, 1995) and the option exercise price.


Pension and Retirement Plans

     The Pension Plan Table set forth below shows total estimated annual benefits payable upon retirement (based on the benefit formulas in effect and calculated on a straight life annuity basis, as described below) to persons covered under the non-contributory defined benefit pension plan for salaried and clerical employees (the "Pension Plan") and the Supplemental Retirement Plan established in 1982 (the "Supplemental Retirement Plan"), including the Named Officers, in specified compensation and years of credited service classifications, assuming employment until age 65 and that Social Security benefits remain at the current level.

                                                   PENSION PLAN TABLE

                                                                                Years of service
                                                             -------------------------------------------------------
                                                                                                              25 or
                       Remuneration                            5          10           15          20         more
   ----------------------------------------------------     -------    --------     --------    --------    ---------
 $  200,000  . . . . . . . . . . . . . . . . . . . . .       $12,200     $39,000     $65,800     $ 92,600    $119,400
    300,000  . . . . . . . . . . . . . . . . . . . . .        25,600      65,800     106,000      146,200     186,400
    400,000  . . . . . . . . . . . . . . . . . . . . .        39,000      92,600     146,200      199,800     253,400
    500,000  . . . . . . . . . . . . . . . . . . . . .        52,400     119,400     186,400      253,400     320,400
    600,000  . . . . . . . . . . . . . . . . . . . . .        65,800     146,200     226,600      307,000     387,400
    700,000  . . . . . . . . . . . . . . . . . . . . .        79,200     173,000     266,800      360,600     454,400
    800,000  . . . . . . . . . . . . . . . . . . . . .        92,600     199,800     307,000      414,200     521,400
    900,000  . . . . . . . . . . . . . . . . . . . . .       106,000     226,600     347,200      467,800     588,400
   1,000,000 . . . . . . . . . . . . . . . . . . . . .       119,400     253,400     387,400      521,400     655,400
   1,100,000 . . . . . . . . . . . . . . . . . . . . .       132,800     280,200     427,600      575,000     722,400
   1,200,000 . . . . . . . . . . . . . . . . . . . . .       146,200     307,000     467,800      628,600     789,400
   1,300,000 . . . . . . . . . . . . . . . . . . . . .       159,600     333,800     508,000      682,200     856,400
   1,400,000 . . . . . . . . . . . . . . . . . . . . .       173,000     360,600     548,200      735,800     923,400
   1,500,000 . . . . . . . . . . . . . . . . . . . . .       186,400     387,400     588,400      789,400     990,400

         The Pension Plan covers full-time salaried and clerical employees of the Company and its subsidiaries who have completed one year of service. A participant is eligible for normal retirement benefits under the Pension Plan if his or her employment terminates at or after age 65. For service years prior to 1982, benefits accrued on a straight life annuity basis, using a formula that takes into account the five highest consecutive years of compensation in the ten years before retirement, actual years of service and actual years of service less than possible years of service, reduced by a portion of expected primary social security payments. For service years from and after 1982 and before 1989, benefits accumulated at the rate of 1.1% of compensation for each year plus 1.2% of compensation in excess of $25,000. For service years from and after 1989, benefits accumulate at the rate of 1.37% of compensation not in excess of $25,000 for each year plus 1.85% of compensation in excess of $25,000. Under the Pension Plan, compensation includes salary or wages (unreduced for amounts deferred pursuant to the Newell 401(k) Plan and the Flexible Benefits Account Plan), the first $3,000 in bonuses and 100% of commissions, but excludes Bonuses included in the Summary Compensation Table above. If a participant has completed 15 years of service, upon attainment of age 60, the Pension Plan also provides for an early retirement benefit equal to the benefits described above, reduced by
 .5% for each month the benefits commence before age 65.

     In 1982, the Supplemental Retirement Plan was established, funded by cost recovery life insurance, which covers 115 current officers and key executives, including the Named Officers. The Supplemental Retirement Plan adds to retirement benefits under the Pension Plan so that at age 65, a covered employee receives a maximum aggregate pension equal to 67% of his or her average compensation for the five consecutive years in which it was highest (multiplied by a fraction, the numerator of which is the participant's credited service (not to exceed 25) and the denominator of which is 25). The benefit is reduced by primary Social Security. Both the Pension Plan and the Supplemental Retirement Plan provide a death benefit for surviving spouses and dependent children. The Supplemental Retirement Plan also provides for an early retirement benefit upon attainment of age 60 equal to the benefits described above, reduced by .5% for each month the benefits commence before age 65.

     In 1995, Mr. Sovey had 10 years of credited service, Mr. T.
Ferguson had 23 years, Mr. Krause had 22 years, Mr. Alldredge had 12 years, Mr. Denton had 19 years and Mr. Dell had 21 years.

Employment Security Agreements

     The Company has entered into Employment Security Agreements ("Agreements") with the Named Officers which provide for the continuation of salary, bonus and certain employee benefits for a period (the "Severance Period") of twenty-four months (but not beyond age 65) following the termination of employment of the Named Officer within twelve months (but prior to age 65) after certain changes in control of the Company. In the event of such termination of employment, the Named Officer will continue to receive his base salary and bonus (based upon his average bonus for the three full fiscal years preceding the change in control) during the Severance Period. The Named Officer also will receive all benefits accrued under the incentive and retirement plans of the Company to the date of termination of employment and will be given service credit for all purposes of these plans during the Severance Period. All options held by the Named Officer with respect to Common Stock will become immediately exercisable upon the date of termination of employment and remain exercisable for a period of 90 days thereafter.

     During the Severance Period, the Named Officer and his spouse will continue to be covered by all welfare plans of the Company, and the Company will continue to reimburse the Named Officer for automobile expenses, but the amount of any benefits or reimbursement the Named Officer or his spouse receives will be reduced by the amounts received from another employer or from any other source. If the Named Officer dies during the Severance Period, all amounts payable during the remainder of the Severance Period shall be paid to his surviving spouse, and his spouse will continue to be covered under all applicable welfare plans. No amounts are payable if the employment of the Named Officer is terminated by the Company for Good Cause (as defined in the Agreements) or if the Named Officer voluntarily terminates his employment without Good Reason (as defined in the Agreements).

Executive Compensation Committee Report on Executive Compensation

     The Compensation Committee has furnished the following report on executive compensation to the stockholders of the Company.

     Compensation Procedures and Policies. The Compensation Committee determines the compensation of all of the executive officers of the Company, including the Named Officers and the one other executive officer of the Company. All decisions by the Compensation Committee relating to the compensation of the Company's executive officers, other than decisions relating to stock options, are reviewed and approved by the full Board of Directors.

     The Company's executive compensation philosophy and specific compensation plans tie a significant portion of executive compensation to the Company's success in meeting specified profit and growth and performance goals and to appreciation in the Company's stock price. The Company's compensation objectives include attracting and retaining the best possible executive talent, motivating executive officers to achieve the Company's performance objectives, rewarding individual performance and contributions, and linking executive and stockholder interests through equity based plans.

     The Company's executive compensation consists of three key components: base salary, annual incentive compensation and stock options, each of which is intended to complement the others and, taken together, to satisfy the Company's compensation objectives. The Compensation Committee's policies with respect to each of the three components, including the bases for the compensation awarded to William P. Sovey, the Company's Chief Executive Officer, are discussed below.

     The Compensation Committee has considered the effect of the limitations on the deductibility of executive compensation in excess of $1 million under Section 162(m) of the Internal Revenue Code on the Company's compensation policies and practices and has determined not to make any changes in such policies and practices for 1996. The Internal Revenue Service regulations interpreting the provisions of
Section 162(m) provide that stock option plans that comply with the requirements of Rule 16b-3 under the Securities Exchange Act of 1934, like the Company's 1993 Option Plan, need not comply with the requirements of Section 162(m) until 1997. As a result, the Compensation Committee anticipates that the Company will pay an immaterial amount of non-deductible executive compensation in 1996.

     Base Salary. In the early part of each fiscal year, the Compensation Committee reviews the recommendation of the Chairman of the Compensation Committee with regard to the base salary of Mr. Sovey, the recommendation of Mr. Sovey with regard to the base salary of Thomas A. Ferguson, Jr., the Company's Chief Operating Officer, and the recommendations of Mr. T. Ferguson, with regard to all other executive officers of the Company and approves, with any modifications it deems appropriate, annual base salaries for each of the executive officers.

     Recommended base salaries of the executive officers are based upon the base salary ranges recommended annually by the personnel relations department of the Company. National survey data available to the personnel relations department regarding salaries of those persons holding comparable positions at comparably sized nondurable consumer goods companies is reviewed by the Compensation Committee to establish base salary ranges. The nondurable consumer goods companies are not the companies which make up the Dow Jones Consumer, Non-Cyclical Industry Group Index in the Common Stock Price Performance Graph included in this Proxy Statement. The base salary range is based upon the midpoint of the comparative compensation group, plus or minus twenty-five percent. The base salary of each of the executive officers is established in relation to the midpoint of the base salary ranges based upon an evaluation of the individual performance of the executive officer, including satisfaction of such officer's annual objectives. The base salary of the Chief Executive Officer is also established in relation to the midpoint of his base salary range, based on achievement of the Company's annual goals relating to earnings per share, sales growth and return on investment and on an evaluation of the individual performance of the Chief Executive Officer. The base salaries paid in 1995 to each of the executive officers, including the Chief Executive Officer, were within the range recommended by the personnel relations department.

     The base salary of Mr. Sovey was reviewed at the February 1995 meeting of the Compensation Committee. In setting Mr. Sovey's salary for 1995, the Compensation Committee considered that the Company's annual goals relating to earnings per share, sales growth and return on investment were met in 1994. In evaluating Mr. Sovey's performance, the Compensation Committee primarily considered these
Company financial goals.    In consideration of these factors, the
Compensation Committee approved an increase in Mr. Sovey's base salary of $50,000, approximately 8.3%, for 1995.

     Annual Incentive Compensation. The Company's executive officers (other than the Group Presidents) are entitled to participate in an incentive bonus plan which provides for the payment of cash bonuses based on the Company's return on investment (the "ROI Plan"). Awards are made under the ROI Plan if the Company's annual after-tax return on beginning of the year stockholders equity exceeds 11% and are determined by multiplying each executive officer's base salary by percentages established in the ROI Plan reflecting the actual return achieved.

     The annual after-tax return on beginning of the year stockholder's equity for 1995 was 20%. Based on these results, Mr. Sovey was awarded a bonus of $526,500 for 1995.

     The Group Presidents are entitled to participate in an incentive bonus plan which provides for the payment of cash bonuses based on return on assets used in, and sales and income growth by, the divisions for which the Group President is responsible (the "ROA Plan"). Awards are made under the ROA Plan if the return on assets used during the year in the divisions for which the Group President is responsible exceeds 10% on a pre-tax basis and sales growth exceeds the prior year sales level, and are determined by multiplying each

Group President's base salary by percentages established in the ROA Plan reflecting the actual results achieved. Actual return on assets and sales growth in 1995 exceeded the goals established for payment of a bonus in the divisions for which each of the Group Presidents was responsible.

     Stock Options. The Company's executive officers are also entitled to participate in the 1993 Option Plan. Under the 1993 Option Plan, incentive stock options and nonqualified stock options to purchase Common Stock of the Company may be granted at prices not less than fair market value of the Common Stock at the date of grant. Options granted under the 1993 Option Plan become exercisable in annual cumulative installments of 20% of the number of options granted over a five-year period and have a maximum term of ten years. The Compensation Committee has adopted a formula, which takes into account outstanding options, for determining, on a quarterly basis, whether an executive officer of the Company should be awarded an option. The grant of options is considered if the option exercise price of the options held by an executive officer for five years or more is less than a variable multiple of the executive officer's base salary. The Compensation Committee also has the discretion, in circumstances such as a promotion, to grant options otherwise than in accordance with the formula. Based upon the formula, Mr. Sovey did not receive any options in 1995.

     This report is submitted on behalf of the Compensation Committee:

                                   Daniel C. Ferguson, Chairman
                                   Robert L. Katz
                                   John J. McDonough


              EXECUTIVE COMPENSATION COMMITTEE INTERLOCKS
                       AND INSIDER PARTICIPATION

     The current members of the Compensation Committee are Messrs. D. Ferguson and McDonough and Dr. Katz. Daniel C. Ferguson, Chairman of the Board of Directors of the Company and Chairman of the Compensation Committee, and John J. McDonough, a Director of the Company and member of the Compensation Committee, are former employees of the Company.


                       CERTAIN BENEFICIAL OWNERS

     The Company does not know of any person who is the beneficial owner of more than five percent of the outstanding Common Stock.

     The following table sets forth information as to the beneficial ownership of shares of Common Stock of each director, each nominee for director, and each Named Officer, individually, and all directors and executive officers of the Company, as a group.

                                                          Common Stock Beneficially
                                                          Owned on January 16, 1996
                                                    --------------------------------------
                                                       Number                   Percent of
                                                         of                        Class
            Name of Beneficial Owner                   Shares                   Outstanding
 --------------------------------------------      ----------                   -----------
 Alton F. Doody  . . . . . . . . . . . . . . .          68,000   <1>                  .04%
 Gary H. Driggs  . . . . . . . . . . . . . . .          34,000   <1>                  .02
 Daniel C. Ferguson  . . . . . . . . . . . . .       3,257,732   <1><2>              2.05
 Thomas A. Ferguson, Jr. . . . . . . . . . . .         168,686   <1><3><4>            .11
 Robert L. Katz  . . . . . . . . . . . . . . .         169,124   <1><5>               .11
 John J. McDonough . . . . . . . . . . . . . .          56,405   <1><6>               .04
 Elizabeth Cuthbert Millett  . . . . . . . . .         237,846   <1><7>               .15
 Cynthia A. Montgomery . . . . . . . . . . . .               0                         0
 Allan P. Newell . . . . . . . . . . . . . . .       2,188,091   <8>                 1.38
 Henry B. Pearsall . . . . . . . . . . . . . .         884,064   <1><9>               .56
 William P. Sovey  . . . . . . . . . . . . . .         441,873   <1><3>               .28
 William T. Alldredge  . . . . . . . . . . . .         211,881   <3><10>              .13
 William J. Denton . . . . . . . . . . . . . .          78,519   <1><3>               .05
 Richard C. Dell . . . . . . . . . . . . . . .          82,568   <1><3><11>           .05
 Donald L. Krause  . . . . . . . . . . . . . .         407,813   <1><12>              .26
 All directors and executive
    officers as a group (15 persons) . . . . .       8,286,602                       5.22 %

-------------

<1>  Includes shares issuable pursuant to stock options exercisable within 60 days of March 11, 1996 as follows: Dr. Doody, 10,000 shares; Dr. Driggs, 10,000 shares; Mr. D. Ferguson, 8,400 shares; Mr. T. Ferguson, 29,900 shares; Dr. Katz, 10,000 shares; Mr. McDonough, 6,000 shares; Ms. Millett, 1,000 shares; Mr. Pearsall, 4,000 shares; Mr. Sovey, 98,000 shares; Mr. Alldredge, 13,800 shares; Mr. Denton, 15,300 shares; Mr. Dell, 15,400 shares; and Mr. Krause, 20,200 shares.

<2>  Includes 3,400 shares beneficially owned of record by his wife,
     140,906 shares held in a charitable trust of which Mr. D.
     Ferguson is trustee, 694,384 shares held in a trust of which Mr.
     D. Ferguson is beneficiary and 1,037,368 shares held by a partnership of which Mr. D. Ferguson is managing partner.

<3>  Includes shares held by the Newell 401(k) Plan over which each of the following persons has voting power: Mr. T. Ferguson, 5,586 shares; Mr. Sovey, 5,568 shares; Mr. Alldredge, 1,397 shares; Mr. Denton, 2,819 shares; and Mr. Dell, 4,968 shares.

<4>  Includes 133,000 shares held in joint tenancy over which Mr. T.
     Ferguson has shared investment and voting power and 200 shares beneficially owned of record by his son.

<5>  Includes 64,324 shares held in a trust of which Dr. Katz is beneficiary and over which he has sole investment and voting power.

<6>  Includes 5,100 shares held in his wife's individual retirement account and 10,400 shares beneficially owned of record by his daughter with respect to which he disclaims beneficial ownership, but excludes 41,000 shares held in trusts for relatives of Mr. McDonough with respect to which he disclaims beneficial ownership.

<7>  Includes 2,720 shares over which Ms. Millett has shared investment and voting power, 17,400 shares beneficially owned of record by each of her two children and 70,860 shares held in trust of which Ms. Millett is beneficiary, but excludes 7,900 shares owned of record by her husband with respect to which she disclaims beneficial ownership.

<8>  Includes 24,000 shares held in trusts of which Mr. Newell is co-
     trustee and beneficiary and over which he has shared investment and voting power and 2,144 shares beneficially owned of record by his wife.

<9>  Includes 618,564 shares held in a trust of which Mr. Pearsall is trustee and 130,000 shares held in a family charitable trust.

<10> Includes 50,764 shares owned of record by his wife.

<11> Includes 24,000 shares held in joint tenancy over which Mr. Dell has shared investment and voting power.

<12> Includes 12,000 shares held in joint tenancy over which Mr.
     Krause has shared investment and voting power and 6,813 shares held in trusts of which Mr. Krause is custodian or trustee.

                 COMMON STOCK PRICE PERFORMANCE GRAPH



     The following Common Stock price performance graph compares the yearly change in the Company's cumulative total stockholder returns on its Common Stock during the years 1991 through 1995, with the cumulative total return of the Standard & Poor's 500 Index and the Dow Jones Consumer, Non-Cyclical Industry Group Index, assuming the investment of $100 on December 31, 1990 and the reinvestment of dividends (rounded to the nearest dollar).


                                  December 31,
                 1990     1991    1992     1993    1994     1995
                 -------  ----    ----     ----    ----     ----
Newell           $ 100    $187    $169     $171    $181     $227

DJ Consumer,
  Non Cyclical   100      148     141      136     151      220

S&P 500 Index    100      129     139      153     154      214

          PROPOSAL 2 - APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     Subject to ratification by the stockholders, the Board of Directors has reappointed Arthur Andersen L.L.P. as independent accountants to audit the consolidated financial statements of the Company for the year 1996. The Board of Directors recommends a vote in favor of ratification of the appointment. If the stockholders should fail to ratify the appointment of the independent accountants, the Board of Directors would reconsider the appointment.

     It is expected that representatives of Arthur Andersen L.L.P. will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to answer appropriate questions.


        COMPLIANCE WITH FORMS 3, 4 AND 5 REPORTING REQUIREMENTS

     Based solely upon a review of Reports on Forms 3, 4 and 5 and any amendments thereto furnished to the Company pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, and written representations from the executive officers and directors that no other Reports were required, the Company believes that all of such Reports were filed on a timely basis by executive officers and directors during 1995, except that Professor Montgomery filed a single initial ownership report on Form 3 late, Ms. Millett filed a single Form 4 late in connection with one sale of Common Stock, and Mr. McDonough filed a single Form 4 late in connection with eight purchases of Common Stock.


             STOCKHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

     To be considered for inclusion in next year's proxy materials, stockholder proposals to be presented at of Company's 1997 Annual
Meeting must be in writing and be received by the Company no later than November 15, 1996.

                            OTHER BUSINESS

     The Board of Directors does not know of any business to be brought before the Annual Meeting other than the matters described in the Notice of Annual Meeting. However, if any other matters are properly presented for action, it is the intention of each person named in the accompanying proxy to vote said proxy in accordance with his judgment on such matters.

                                         By Order of the Board of
                                                Directors,


                                             RICHARD H. WOLFF
                                                Secretary
March 15, 1996






     A COPY OF THE COMPANY'S 1995 ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K WILL BE FURNISHED TO STOCKHOLDERS FREE OF CHARGE UPON WRITTEN REQUEST TO THE OFFICE OF THE VICE
PRESIDENT-FINANCE OF THE COMPANY.